Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
DELL INTERNATIONAL INCORPORATED
DII — ELEPHANT INC.

and
EQUALLOGIC, INC.
Dated as of November 4, 2007

Table of Contents
Page

i

Table of Contents
(continued)

		Page
ARTICLE V CONDUCT OF BUSINESS		8
5.1	Covenants of the Company	8
5.2	Confidentiality	8

ARTICLE VI ADDITIONAL AGREEMENTS		8
6.1	No Solicitation	8
6.2	Stockholder Consent or Approvals	8
6.3	Access to Information	8
6.4	Legal Conditions to the Merger	8
6.5	Public Disclosure	8
6.6	Indemnification of Directors and Officers	8
6.7	Notification of Certain Matters	8
6.8	Service Credit	8
6.9	Termination of 401(k) Plan	8

ARTICLE VII CONDITIONS TO MERGER		8
7.1	Conditions to Each Party's Obligation To Effect the Merger	8
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	8
7.3	Additional Conditions to Obligations of the Company	8

ARTICLE VIII TERMINATION AND AMENDMENT		8
8.1	Termination	8
8.2	Effect of Termination	8
8.3	Fees and Expenses	8
8.4	Amendment	8
8.5	Extension; Waiver	8

ARTICLE IX MISCELLANEOUS		8
9.1	Notices	8
9.2	Entire Agreement	8
9.3	No Third Party Beneficiaries	8
9.4	Assignment	8
9.5	Severability	8
9.6	Counterparts and Signature	8
9.7	Interpretation	8
9.8	Governing Law	8
9.9	Remedies	8
9.10	Submission to Jurisdiction	8
9.11	Disclosure Schedules	8
9.12	Company's Knowledge	8
9.13	Non-survival of Representations, Warranties and Agreements	8

ii

TABLE OF DEFINED TERMS

Reference in
Terms	Agreement
Acquisition Proposal	Section 6.1(e)
Affiliate	Section 3.2(c)
Agreement	Preamble
Antitrust Laws	Section 6.4(b)
Antitrust Order	Section 6.4(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer 401(k) Plan	Section 6.9
Buyer Common Stock	Section 4.1
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.8
Buyer Material Adverse Effect	Section 4.1
Certificates	Section 2.2(a)
Certificate of Merger	Section 1.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Common Merger Consideration	Exhibit A
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company Indemnified Parties	Section 6.6(a)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company SEC Document	Section 3.5(a)
Company Series A Preferred Stock	Section 2.1(b)
Company Series A-1 Preferred Stock	Section 2.1(b)
Company Series B Preferred Stock	Section 2.1(b)
Company Series B-1 Preferred Stock	Section 2.1(b)
Company Series C Preferred Stock	Section 2.1(b)
Company Stock	Section 2.1(b)
Company Stock Options	Section 2.3(a)
Company Stock Plan	Section 2.3(a)
Company Stockholder Approval	Section 3.4(a)

Reference in
Terms	Agreement
Company Stockholders’ Meeting	Section 6.2(a)
Company Warrant	Section 2.3(b)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.12
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.8
Dissenting Shares	Section 2.4(a)
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Foreign Employee Benefit Plan	Section 3.14(h)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Intellectual Property	Section 3.10(a)
IRS	Section 3.14(b)
Liens	Section 3.4(b)
Merger	Preamble
Merger Consideration	Exhibit A
Open Source Materials	Section 3.10(f)
Option Consideration	Section 2.3(a)
Outside Date	Section 8.1(b)
Pre-Closing Period	Section 5.1
Representatives	Section 6.1
SEC	Section 3.5(b)
Securities Act	Section 3.2(c)
Series A Preferred Merger Consideration	Exhibit A
Series A-1 Preferred Merger Consideration	Exhibit A
Series B Preferred Merger Consideration	Exhibit A
Series B-1 Preferred Merger Consideration	Exhibit A
Series C Preferred Merger Consideration	Exhibit A
Subsidiary	Section 3.3(a)
Subsidiary Employee Plans	Section 3.14(h)
Surviving Corporation	Section 1.3
Taxes	Section 3.8(a)
Tax Returns	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)

Reference in
Terms	Agreement
Transitory Subsidiary	Preamble
Warrant Consideration	Section 2.3(b)

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 4, 2007, by and among DELL INTERNATIONAL INCORPORATED, a Delaware corporation (the “Buyer”), DII — ELEPHANT INC., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and EQUALLOGIC, INC., a Delaware corporation (the “Company”).
     WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company; and
     WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer; and
     WHEREAS, the holders of the requisite number of shares of Company Stock (as hereinafter defined) outstanding on the date of this Agreement shall, immediately after the execution hereof, by written consent, deliver the Company Stockholder Approval (as hereinafter defined) by approving and adopting the Company Voting Proposal (as hereinafter defined); and
     WHEREAS, concurrent with the execution and delivery of this Agreement, and as a material inducement to Buyer and Transitory Subsidiary to enter into this Agreement, Paula A. Long has executed and delivered to Buyer a Nondisclosure and Noncompetition Agreement to be effective upon the Closing;
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:
ARTICLE I
THE MERGER
     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing, the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

     1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.
     1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that the authorized capital stock provided for by such Certificate of Incorporation consists solely of 1,000 shares of common stock, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.6(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.
     1.4 Directors and Officers of the Surviving Corporation.
          (a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.
          (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.
ARTICLE II
CONVERSION OF SECURITIES
     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

          (a) Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
          (b) All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”), series A convertible preferred stock, $0.01 par value per share, of the Company (“Company Series A Preferred Stock”), series A-1 convertible preferred stock, $0.01 par value per share, of the Company (“Company Series A-1 Preferred Stock”), series B convertible preferred stock, $0.01 par value per share, of the Company (“Company Series B Preferred Stock”), series B-1 convertible preferred stock, $0.01 par value per share, of the Company (“Company Series B-1 Preferred Stock”), and series C convertible preferred stock, $0.01 par value per share, of the Company (“Company Series C Preferred Stock” and, together with Company Common Stock, Company Series A Preferred Stock, Company Series A-1 Preferred Stock, Company Series B Preferred Stock and Company Series B-1 Preferred Stock, the “Company Stock”), that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor.
          (c) Subject to Section 2.2, other than shares of Company Stock to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below), (i) each share of Company Common Stock shall be automatically converted into the right to receive an amount in cash equal to the Common Merger Consideration; (ii) each share of Company Series A Preferred Stock shall be automatically converted into the right to receive an amount in cash equal to the Series A Preferred Merger Consideration; (iii) each share of Company Series A-1 Preferred Stock shall be automatically converted into the right to receive an amount in cash equal to the Series A-1 Preferred Merger Consideration; (iv) each share of Company Series B Preferred Stock shall be automatically converted into the right to receive an amount in cash equal to the Series B Preferred Merger Consideration; (v) each share of Company Series B-1 Preferred Stock shall be automatically converted into the right to receive an amount in cash equal to the Series B-1 Preferred Merger Consideration; and (vi) each share of Company Series C Preferred Stock shall be automatically converted into the right to receive an amount in cash equal to the Series C Preferred Merger Consideration. The terms “Common Merger Consideration”, “Series A Preferred Merger Consideration”, “Series A-1 Preferred Merger Consideration”, “Series B Preferred Merger Consideration”, “Series B-1 Preferred Merger Consideration” and “Series C Preferred Merger Consideration” are defined on Exhibit A hereto. The aggregate amount of the Common Merger Consideration, the Series A Preferred Merger Consideration, the Series A-1 Preferred Merger Consideration, the Series B Preferred Merger Consideration and the Series B-1 Merger Consideration is called herein the “Merger Consideration”. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration pursuant to this Section 2.1(c), upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d) The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Stock), reorganization, recapitalization or other like change with respect to Company Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.
     2.2 Exchange Fund. The procedures for exchanging outstanding shares of Company Stock for the consideration to be paid to the holders of such securities in connection with the Merger are as follows:
          (a) At or prior to the Effective Time, the Buyer shall deposit with a bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payments in exchange for certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Certificates”) pursuant to Section 2.1(c) (the “Exchange Fund”).
          (b) Promptly (and in any event within two (2) Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto, provided that the Buyer shall assist the Company in developing arrangements for the delivery of such materials at Closing to significant stockholders of the Company to facilitate the payment of Merger Consideration to such stockholders immediately following the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the cash that such holder has the right to receive pursuant to the provisions of this Article II in respect of all Company Stock held by such holder, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2.
          (c) All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Any portion of the Exchange Fund which remains undistributed to the holders of Company Stock for two years after the Effective Time shall be delivered to the Buyer (subject to abandoned property, escheat or similar law), upon demand, and any holder of Company Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer (subject to abandoned property, escheat or similar law) payment of its claim for Merger Consideration in connection with the Merger, without interest.
          (e) To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock, Company Stock Options and Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to such holder of the shares of Company Stock, Company Stock Options and Company Warrants in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.
          (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
     2.3 Company Stock Plans; Company Warrants
          (a) The Company shall take such action as shall be required:
               (i) to effectuate the cancellation, as of the Effective Time, of all options to purchase Company Common Stock (“Company Stock Options”) granted under the Company’s 2001 Stock Plan (the “Company Stock Plan”) outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and
               (ii) to cause, pursuant to the Company Stock Plan, the vested portion of each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such vested portion of the Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

     Each holder of a Company Stock Option shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Common Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of vested shares of Company Common Stock subject to such Company Stock Option, without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Common Merger Consideration, the holder thereof shall receive no Option Consideration and such Company Stock Option shall be cancelled and have no further force or effect.
          (b) From and after the Effective Time, each holder of a warrant to purchase Company Stock (a “Company Warrant”) outstanding immediately prior to the Effective Time shall be entitled to receive pursuant to Section 4(a) of such Company Warrant, upon exercise of such Company Warrant pursuant to its terms, solely an amount in cash (net of applicable taxes) for each share of Company Stock that may have been purchased pursuant to such Company Warrant equal to (i) the Merger Consideration for such shares of Company Stock under such Company Warrant (without interest) minus (ii) the exercise price per share of Company Stock under such Company Warrant immediately prior to the Effective Time (the “Warrant Consideration”).
          (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of a Company Stock Option and/or Company Warrant a letter describing the treatment of and payment for such Company Stock Option and/or Company Warrant pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Option and/or Company Warrant. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Warrants pursuant to this Section 2.3.
     2.4 Dissenting Shares.
          (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock held by a holder who has made a demand for appraisal of such shares of Company Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.
          (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1 without interest thereon, upon surrender of the Certificate formerly representing such shares in accordance with Section 2.2.

          (c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct as of the date hereof, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).
     3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (x) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect: (a) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including without limitation losses of existing or prospective customers or employees; (b) changes in law, rules or regulations or generally accepted accounting principles or the interpretation thereof after the date hereof; (c) changes in the markets or industries in which the Company or any of its Subsidiaries conducts business; (d) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates; (e) any action taken pursuant to or in accordance with this Agreement (including without limitation Section 6.4) or at the request of the Buyer; (f) any natural disaster, sabotage, terrorism, military action or war (whether or not declared); (g) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; and (h) any stockholder litigation arising from or relating to the Merger.

     3.2 Capitalization.
          (a) The authorized capital stock of the Company, as of the date of this Agreement, consists of 185,000,000 shares of Company Common Stock and 117,099,610 shares of Company preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which 10,055,556 shares have been designated as Company Series A Preferred Stock, 3,333,334 shares have been designated as Company Series A-1 Preferred Stock, 50,000,001 shares have been designated as Company Series B Preferred Stock, 16,999,999 shares have been designated as Company Series B-1 Preferred Stock and 36,710,720 shares have been designated as Company Series C Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation, as amended. As of November 4, 2007, 24,246,430 shares of Company Common Stock were issued and outstanding, 10,000,000 shares of Company Series A Preferred Stock were issued and outstanding, 3,333,334 shares of Company Series A-1 Preferred Stock were issued and outstanding, 50,000,001 shares of Company Series B Preferred Stock were issued and outstanding, 16,999,999 shares of Company Series B-1 Preferred Stock were issued and outstanding and 36,710,720 shares of Company Series C Preferred Stock were issued and outstanding.
          (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of November 4, 2007, of: (i) the number of shares of Company Common Stock issued under the Company Stock Plan, the number of Company Stock Options under the Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under the Company Stock Plan; (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule and (iii) all outstanding Company Warrants, indicating with respect to each such Company Warrant the name of the holder thereof, the number of shares of Company Stock subject to such Company Warrant, the class or series of Company Stock issuable upon exercise of such Company Warrant, the exercise price and the date of grant. No Company Stock Options or shares of Company Common Stock have been issued under the Company’s 2007 Stock Incentive Plan. The Company has made available to the Buyer a complete and accurate copy of the Company Stock Plan, the 2007 Stock Incentive Plan, the forms of all stock option agreements evidencing Company Stock Options and all Company Warrants.
          (c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grant under the Company Stock Plan or the 2007 Stock Incentive Plan, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based equity rights or similar equity rights or obligations. Except as set forth on Section 3.2 of the Company Disclosure Schedule, neither the Company nor, to the Company’s Knowledge, any of its Affiliates, is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
          (d) All outstanding shares of Company Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound. All outstanding shares of Company Stock, and all outstanding Company Stock Options and Company Warrants, have been issued in compliance with all applicable securities laws and all other applicable laws.
          (e) Except as may be set forth on Section 3.2 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Stock or the capital stock of the Company or any of its Subsidiaries.
     3.3 Subsidiaries.
          (a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
          (b) Each Subsidiary of the Company is a corporation or similar entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Company Material Adverse Effect.
          (c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.
     3.4 Authority; No Conflict; Required Filings and Consents.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL and the Company’s Certificate of Incorporation (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL and (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (iii) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not have a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.
     3.5 SEC Filing; Financial Statements.
          (a) The Company has filed a registration statement on Form S-1, File No. 333-145297 (as most recently amended, the “Company SEC Document”) and has made available to the Buyer copies thereof, all of which are publicly available on the SEC’s EDGAR system. The Company SEC Document (i) was prepared in compliance in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to the Company SEC Document, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in the light of the circumstances under which they were made, not misleading, assuming for such purposes that the Company SEC Document was effective and shares had been offered and sold under the prospectus contained therein.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Document (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, assuming for such purposes that the Company SEC Document was effective and shares had been offered and sold under the prospectus contained therein, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the United States Securities and Exchange Commission (“SEC”)) and (iii) fairly presented the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The Company maintains a standard system of accounting established and administered in accordance with GAAP including, but not limited to, complete books and records in written or electronic form.

The consolidated, unaudited balance sheet of the Company as of September 30, 2007 is referred to herein as the “Company Balance Sheet.”
     3.6 Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth in Section 3.6 of the Company Disclosure Schedule, between the date of the Company Balance Sheet and the date of this Agreement, there has not occurred:
          (a) any event that has had a Company Material Adverse Effect;
          (b) any acquisition (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) of any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventories and raw materials in the ordinary course of business;
          (c) any sale, lease, license, pledge or other disposition of any material asset of the Company or Subsidiary other than in the ordinary course of business;
          (d) any amendment to the certificate of incorporation or bylaws of the Company or Subsidiary;
          (e) (i) any declaration or payment of any dividends or other distribution in respect of any capital stock of the Company or Subsidiary (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) any split, combination or reclassification of any of the capital stock of the Company or Subsidiary or issuance or authorization for the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities, or (iii) any purchase, redemption or other acquisition of any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of shares of Company Common Stock (A) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;
          (f) (i) the incurrence of any indebtedness for borrowed money or any guarantee of any indebtedness of another person (other than (A) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business and (B) pursuant to existing credit facilities in the ordinary course of business), (ii) any issuance, sale or amendment of any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, any guarantee of any debt securities of another person, any “keep well” or other agreement to maintain any financial statement condition of another person or any arrangement having the economic effect of any of the foregoing, (iii) any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, except for investments in the ordinary course of business in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the ordinary course of business, any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates; or
          (g) any material change in the Company’s accounting methods, principles or practices, except insofar as may have been required by a change in GAAP.
     3.7 No Undisclosed Liabilities. Except as may be disclosed in the Company Disclosure Schedule or in the Company Balance Sheet and except for liabilities incurred in the ordinary course of business after the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company that, individually or in the aggregate, would have a Company Material Adverse Effect.
     3.8 Taxes.
          (a) The Company and each of its Subsidiaries has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, government, or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
          (b) The Company has made available to the Buyer correct and complete copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2004. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated and which would have a Company Material Adverse Effect.
          (c) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
     3.9 Owned and Leased Real Properties.
          (a) Neither the Company nor any of its Subsidiaries owns any real property.

          (b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person. The Company has made available to the Buyer complete and accurate copies of all Company Leases.
     3.10 Intellectual Property.
          (a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted and material to the business of the Company and its Subsidiaries, taken as a whole (in each case excluding generally commercially available, off-the-shelf software programs). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.
          (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”). Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all patents and patent applications owned by the Company or its Subsidiaries; Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Intellectual Property; and Section 3.10(b)(iii) of the Company Disclosure Schedule sets forth a materially complete and accurate list of all trademarks and domain names owned by the Company or its Subsidiaries.
          (c) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, would not have a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole. The Company or the appropriate Subsidiary has taken reasonable measures to maintain in confidence all trade secrets and confidential information comprising a part of the Company Intellectual Property.
          (d) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, since January 1, 2006, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.
          (e) The Company has not experienced within the past twelve months any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any critical computer program or software used by the Company in the operation of the business. The Company has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.
          (f) Neither the Company nor any of its Subsidiaries has incorporated Open Source Materials into, or combined Open Source Materials with, any Company Products, distributed Open Source Materials in conjunction with any Company Products, or used Open Source Materials, in such a way that creates, or purports to create material obligations for the Company or any Subsidiary with respect to any Company Owned Intellectual Property or grants, or purports to grant, to any third party, any material rights or immunities related to any Company Owned Intellectual Property. For purposes of this Agreement, “Open Source Materials” shall mean all software or other material that is distributed under licensing or distribution terms which may require disclosure of source code of any modifications, changes or combinations (e.g. the GNU General Public License and the GNU Lesser Public License).
     3.11 Contracts.
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the following contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement under which the Company or such Subsidiary has any remaining rights or obligations (collectively, the “Company Material Contracts”):
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services which involves more than the sum of $500,000;
               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $100,000;
               (v) any agreement for the disposition of any significant portion of the assets or business of the Company or any of its Subsidiaries (other than in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than in the ordinary course of business);
               (vi) any employment or consulting agreement with any executive officer or other employee of the Company other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries;
               (vii) any agreement that prohibits in any material respect the Company or any of its Subsidiaries from engaging in their respective businesses anywhere in the world; and
               (viii) any other agreement (or group of related agreements) either involving more than $500,000 or not entered into in the ordinary course of business.
          (b) The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect with respect to the Company or Subsidiaries, and to the Company’s Knowledge, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material violation of or material default under) any Company Material Contract.
     3.12 Litigation. As of the date hereof, there is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.
     3.13 Environmental Matters.
          (a) Neither the Company nor any of its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws. To the Company’s Knowledge, the properties owned or operated by the Company and its Subsidiaries

(including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law. Neither the Company nor any of its Subsidiaries has received a written notice that it is subject to any material liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party. Neither the Company nor any of its Subsidiaries has released any Hazardous Substance into the environment except (A) in compliance with law or (B) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of, liable under or have obligations under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity addressing liability under any Environmental Law.
          (b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.
          (c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.
          (d) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.
     3.14 Employee Benefit Plans.
          (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company or any of the Company’s ERISA Affiliates other than any foreign Subsidiary of the Company (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one person and monetary benefits in excess of $10,000 per year, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.
          (b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”) and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.
          (c) To the Company’s knowledge, each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.
          (d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan, which is funded, are reported at their fair market value on the books and records of such Employee Benefit Plan.
          (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost.
          (f) Neither the Company nor any of its ERISA Affiliates has (i) within the past 5 years maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) within the past 5 years been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
          (g) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.
          (h) Section 3.14(h) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Foreign Employee Benefit Plans maintained, or contributed to, by any foreign Subsidiary of the Company (together, the “Subsidiary Employee Plans”). For purposes of this Agreement, “Foreign Employee Benefit Plan” means any written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one person and monetary benefits in excess of $10,000 per year, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of any foreign Subsidiary of the Company.
          (i) The Company has made available to the Buyer a complete and accurate copy of each such Subsidiary Employee Plan.
          (j) To the Company’s knowledge, each Subsidiary Employee Plan is being administered in all material respects in accordance with applicable laws and the regulations thereunder and in accordance with its terms.
          (k) With respect to the Subsidiary Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Subsidiary Employee Plan, which is funded, are reported at their fair market value on the books and records of such Subsidiary Benefit Plan.
          (l) None of the Subsidiary Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.
          (m) Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of the transactions contemplated by this Agreement or (B) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
     3.15 Compliance With Laws. The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2006, has not received any written notice alleging any violation with respect to, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for violations which, individually or in the aggregate, have not had a Company Material Adverse Effect.
     3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect (the “Company Permits”).

The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits.
     3.17 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.
     3.18 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Goldman, Sachs & Co.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY
     The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).
     4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Buyer Material Adverse Effect: (a)  changes in law, rules or regulations or generally accepted accounting principles or the interpretation thereof; (b) changes in the markets or industries in which the Buyer or any of its Subsidiaries conducts business; (c) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates; (d) any natural disaster, sabotage, terrorism, military action or war (whether or not declared); (e) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (f) any stockholder litigation arising from or relating to the Merger; and (g) any change in the market price of the common stock of the Buyer (the “Buyer Common Stock”) in and of itself.

     4.2 Authority; No Conflict; Required Filings and Consents.
          (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Buyer as sole stockholder of the Transitory Subsidiary (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary, subject to the adoption of this Agreement by the Buyer as sole stockholder of the Transitory Subsidiary (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary, and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary, do not and will not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement do not and will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the adoption of this Agreement by the Buyer as sole stockholder of the Transitory Subsidiary (which shall occur immediately after the execution and delivery of this Agreement) and subject to compliance with the requirements specified in clauses (i) through (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not have a Buyer Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer Common Stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary, or the consummation by the Buyer or the Transitory Subsidiary, of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act or other applicable laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (iii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.
          (d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.
     4.3 Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer or Transitory Subsidiary threatened in writing, against the Buyer or the Transitory Subsidiary, and neither the Buyer nor the Transitory Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any governmental authority that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by the Buyer or the Transitory Subsidiary of any of its material obligations under this Agreement.
     4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     4.5 Financing. The Buyer and the Transitory Subsidiary have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.
     4.6 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III (as modified by the Company Disclosure Schedule), and the Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.
ARTICLE V
CONDUCT OF BUSINESS
     5.1 Covenants of the Company. Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule, or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the ordinary course of business, maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;
          (b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the conversion of Company Preferred Stock or the exercise of Company Options or Company Warrants outstanding on the date of this Agreement);
          (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;
          (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;
          (e) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the ordinary course of business;
          (f) amend, modify, terminate or enter into any contract that would constitute a Company Material Contract (other than any contract for sales of Company products and services to customers and sellers in the ordinary course of business), or knowingly or irrevocably waive any material right of the Company under any Company Material Contract;
          (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business and (B) pursuant to existing credit facilities in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the ordinary course of business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;
          (h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer;
          (i) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;
          (j) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the ordinary course of business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries or changes made in connection with any promotion or increase in duties or responsibilities in the ordinary course of business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for the grant of options to purchase shares of Company Common Stock to new hires, which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company’s customary terms, or (v) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

          (k) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;
          (l) settle any action, cause of action, suit, claim, investigation, audit, hearing, or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity, or whether before any Governmental Entity; or
          (m) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
     5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of November 1, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 No Solicitation.
          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to:
               (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or
               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any non-public information with respect to, knowingly assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly cooperate in any way with, any Acquisition Proposal.
          (b) The Company shall promptly advise the Buyer orally, with written confirmation to follow within 24 hours, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to, or that would reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall (i) keep the Buyer informed of the status and material details (including any material change to the terms) of any such Acquisition Proposal or inquiry, and (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company, including those provided by electronic mail, from any third party in connection with any

Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal. Contemporaneously with providing any information to a third party in connection with any inquiry, the Company shall furnish a copy of (or make available) such information to the Buyer.
          (c) Nothing contained in Section 6.1 shall be deemed to prohibit the Company from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.
          (d) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.
          (e) For purposes of this Agreement:
“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.
     6.2 Stockholder Consent or Approvals.
          (a) Immediately after the execution of this Agreement, the Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL, at its election either (i) convene a special meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) for the purpose of permitting them to consider and to vote upon the Company Voting Proposal, or (ii) solicit the written consents of stockholders of the Company to the adoption of the Agreement. The Company shall use commercially reasonable efforts to cause each stockholder to vote all shares of Company Stock that are owned, beneficially or of record, by such stockholder on the record date for the written consent or the Company Stockholders’ Meeting (as applicable) to be voted in favor of the adoption of this Agreement.
          (b) The Company shall use commercially reasonable efforts to (i) obtain a stockholder vote approving the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Section 280G(b)(5) of the Code and any regulations promulgated thereunder and (ii) cause the relevant disqualified individuals (within the meaning of Section 280G of the Code) to execute waivers of such payments such that the vote determines their right to receive (or retain) the payment to the extent necessary pursuant to Treas. Reg. Section 1.280G-1, Q/A-7.

     6.3 Access to Information. During the Pre-Closing Period, the Company (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the other shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer the information concerning its business, properties, assets and personnel as the other may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.
     6.4 Legal Conditions to the Merger.
          (a) Subject to the terms hereof, including Section 6.4(b), the Company and the Buyer shall each:
               (i) use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;
               (ii) as soon as reasonably practicable after the date of this Agreement, make all necessary filings, and thereafter make any other required submissions as promptly as practicable, under the HSR Act and any related governmental request thereunder;
               (iii) use its commercially reasonable efforts to make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any applicable law;
               (iv) use its commercially reasonable efforts to obtain, as promptly as practicable, from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and
               (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.4(a) shall modify or affect their respective rights and responsibilities under Section 6.4(b).

          (b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything to contrary contained herein, neither Buyer nor any of its affiliates will be required to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company, the Subsidiaries, the Buyer or its affiliates; (ii) terminate existing significant relationships and contractual rights and obligations of the Company, the Subsidiaries, the Buyer or its affiliates; (iii) terminate any relevant venture or other arrangement; or (iv) effectuate any other significant change or restructuring of the Company, the Subsidiaries, the Buyer or its affiliates (or, in each case, to enter into agreements or stipulate to the entry of an order or decree with any Governmental Entity). For purposes of this Section 6.4(b) only, the understanding of “significant” in clauses (ii) and (iv) shall be determined, with respect to all such persons, in the context of the size and scope of the Company’s business prior to the Merger.
          (c) In connection with the parties’ cooperation obligations set forth in Section 6.4(b), the parties acknowledge and agree to use their respective commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement are consummated as promptly as practicable on the terms contemplated by this Agreement.
          (d) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that would have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.4.
          (e) If any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute shall become applicable to the transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.
          6.5 Public Disclosure. The press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by the Company and the Buyer. Except as may be required by law or stock market regulations, the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.
          6.6 Indemnification of Directors and Officers.
                    (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or any predecessor thereof (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or any predecessor thereof, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. To the fullest extent permitted under the DGCL, each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within five (5) Business Days of receipt by the Buyer or the Surviving Corporation from the Company Indemnified Party of a request therefor.
                    (b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries or any predecessor thereof than are presently set forth in the Certificate of Incorporation and By-laws of the Company.
                    (c) The Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current or substantially equivalent policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).
                    (d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.6 in connection with their enforcement of their rights provided in this Section 6.6.

                    (e) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.
          6.7 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
          6.8 Service Credit. Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility under any Buyer Employee Plan, (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer. For a period of at least one year following the Closing Date, Buyer shall (i) provide the Continuing Employees whom the Buyer employs during such period with no less than the same base salary or base wages as in effect immediately prior to the Effective Time and (ii) cause the Continuing Employees whom the Buyer employs during such period to participate in Buyer

Employee Plans providing compensation (including bonus compensation) and employee benefits (other than awards under equity incentive plans) that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Buyer; provided, that the foregoing shall in no way alter the at-will nature of any Continuing Employee’s employment.
          6.9 Termination of 401(k) Plan. The Company shall terminate any and all company benefit plans intended to qualify under Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time; provided, however, that Buyer shall cause a plan intended to qualify under Section 401(k) of the Code (the “Buyer 401(k) Plan”) to accept rollovers (but not rollover loans) from any 401(k) plan of the Company to the extent provided in such Buyer 401(k) Plan. The Company shall provide Buyer with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors (the form and substance of which shall be subject to review and approval by Buyer) not later than the day immediately preceding the Effective Time.
ARTICLE VII
CONDITIONS TO MERGER
          7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
                    (a) The Company Voting Proposal shall have been duly adopted by the Company’s stockholders.
                    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
                    (c) Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed, been obtained or occurred.
                    (d) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
          7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:
                    (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the

Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
                    (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
                    (c) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had or would reasonably be likely to have a Company Material Adverse Effect.
          7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:
                    (a) The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had and would not reasonably be likely to have a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
                    (b) The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
                    (c) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had or would reasonably be likely to have a Buyer Material Adverse Effect.

ARTICLE VIII
TERMINATION AND AMENDMENT
          8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:
                    (a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or
                    (b) by either the Buyer or the Company if the Merger shall not have been consummated by March 3, 2008 (the “Outside Date”), unless, on the Outside Date, the conditions set forth in Section 7.1(b) or 7.1(c) (to the extent relating solely to the expiration or termination of the applicable waiting period under the HSR Act or any other waiting period imposed by any Governmental Entity) are the only conditions that are not capable of being satisfied, in which event the Outside Date shall be extended by a maximum of an additional thirty (30) days for the purpose of satisfying such conditions, and provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date; or
                    (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or
                    (d) by either the Buyer or the Company if at the Company Stockholders’ Meeting at which a vote on the Company Voting Proposal is taken, or in any written consent of stockholders taken with respect to the Company Voting Proposal, the required Company stockholder vote in favor of the Company Voting Proposal shall not have been obtained within two (2) hours following the execution hereof; or
                    (e) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or
                    (f) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; or

                    (g) by the Buyer, (i) if the Company Voting Proposal shall not have been adopted by the Company’s stockholders within two (2) hours following the execution of this Agreement.
          8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for damages for any willful breach of this Agreement (including such party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement) and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
          8.3 Fees and Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. The Buyer shall pay all fees and expenses relating to the Exchange Agent and filings made pursuant to the HSR Act.
          8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Company’s stockholders, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
MISCELLANEOUS
          9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:
          (a)     if to the Buyer or the Transitory Subsidiary, to
Dell International Incorporated
One Dell Way
Round Rock, Texas 78682
Attn: Thomas H. Welch, Jr.
Telecopy: (512) 728-0587

with a copy to:
Vinson & Elkins L.L.P.
The Terrace 7
2801 Via Fortuna
Suite 100
Austin, Texas 78746
Attn: Kyle K. Fox
Telecopy: (512) 236-3340
          (b)     if to the Company, to
Equallogic, Inc.
110 Spit Brook Road
Building ZKO2
Nashua, New Hampshire 03062
Attn: Donald P. Bulens
Telecopy: (603) 579-6910

with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: David A. Westenberg and Jay E. Bothwick
Telecopy: (617) 526-5000
          Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
          9.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitute the entire agreement among the parties to this Agreement and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
          9.3 No Third Party Beneficiaries. Except as provided in Sections 2.1 and 2.2 (with respect to which holders of Company Stock shall be third party beneficiaries), Section 2.3 (with respect to which holders of Options and Company Warrants shall be third party beneficiaries), and Section 6.6 (with respect to which the Company Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third party beneficiary hereto.
          9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
          9.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
          9.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

          9.7 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
          9.8 Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction, except to the extent the DGCL is applicable hereto.
          9.9 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
          9.10 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
          9.11 Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the ordinary course of business.
          9.12 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge as of the date hereof of the individuals identified in Section 9.12 of the Company Disclosure Schedule.
          9.13 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.6 and 6.8 and Article IX.
[Remainder of Page Intentionally Left Blank.]

          IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DELL INTERNATIONAL INCORPORATED

By:	/s/ Brian P. MacDonald

Name: Brian P. MacDonald
Title: Vice President and Treasurer

DII – ELEPHANT INC.

By:	/s/ Brian P. MacDonald

Name: Brian P. MacDonald
Title: Vice President and Treasurer

EQUALLOGIC, INC.

By:	/s/ Donald P. Bulens

Name: Donald P. Bulens
Title: President and Chief Executive Officer

EXHIBIT A
CALCULATION OF MERGER CONSIDERATION
          As used in the Agreement, (i) the “Common Merger Consideration” means an amount per share equal to the Enterprise Value divided by the number of shares of Fully Diluted Common Stock, (ii) the “Series A Preferred Merger Consideration” means an amount per share equal to the product of (A) the number of shares of Company Common Stock into which a share of Series A Preferred Stock is convertible as of immediately prior to the Effective Time and (B) the Common Merger Consideration, (iii) the “Series A-1 Preferred Merger Consideration” means an amount per share equal to the product of (A) the number of shares of Company Common Stock into which a share of Series A-1 Preferred Stock is convertible as of immediately prior to the Effective Time and (B) the Common Merger Consideration, (iv) the “Series B Preferred Merger Consideration” means an amount per share equal to the Series B Liquidation Preference Payment (as defined in Article Fourth, Section B4(a) of the Company’s Certificate of Incorporation as then in effect) calculated immediately prior to the Effective Time plus the product of (A) the number of shares of Company Common Stock into which a share of Series B Preferred Stock is convertible as of immediately prior to the Effective Time and (B) the Common Merger Consideration, (v) the “Series B-1 Preferred Merger Consideration” means an amount per share equal to the product of (A) the number of shares of Company Common Stock into which a share of Series B-1 Preferred Stock is convertible as of immediately prior to the Effective Time and (B) the Common Merger Consideration, and (vi) the “Series C Preferred Merger Consideration” means an amount per share equal to the product of (A) the number of shares of Company Common Stock into which a share of Series C Preferred Stock is convertible as of immediately prior to the Effective Time and (B) the Common Merger Consideration. In addition, as used herein, (x) “Enterprise Value” means (i) $1,375,000,000 (ii) less $10,500,000 to establish a retention pool for designated employees of the Company in accordance with the letter agreement between Buyer and the Company dated the date hereof (iii) less an amount equal to the product of (A) the Series B Liquidation Preference Payment (as defined in Article Fourth, Section B4(a) of the Company’s Certificate of Incorporation as then in effect) calculated immediately prior to the Effective Time and (B) all shares of Company Series B Preferred Stock outstanding as of the Effective Time (iv) plus the aggregate exercise price of all Company Options and Company Warrants vested and outstanding as of the Effective Time (v) less the amount of Company Transaction Costs that exceed $20 million, (y) “Fully Diluted Common Stock” means the sum of all Company Stock outstanding immediately prior to the Effective Time plus the number of shares of Company Stock underlying all Company Stock Options and Company Warrants vested and outstanding as of the Effective Time (treating for purposes of this definition all Company Stock, other than Company Common Stock, as if it had been converted to Common Stock immediately prior to the Effective Time pursuant to the terms of the Company’s Certificate of Incorporation as then in effect) and (z) “Company Transaction Costs” means all fees and expenses incurred by the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, a good faith estimate of which shall be set forth on a certificate delivered by the Company to the Buyer at Closing.